Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

OF

ELITE EXPRESS HOLDING INC.

This Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Elite Express Holding Inc., a Delaware company (the “Company”), on [       ], and shall become effective upon the effectiveness of the Company’s registration statement on Form S-1 relating to the Company’s initial public offering.

I.	Purpose

The purpose of the Compensation Committee (the “Committee”) is (i) to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, including reviewing and evaluating and, if necessary, revising the compensation plans, policies, and programs of the Company adopted by management, and (ii) to review and approve the disclosure of executive compensation for inclusion in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission’s (the “SEC”) in accordance with applicable rules and regulations. The Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability, and assure that employee interests are aligned with the interests of the Company’s stockholders.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s Articles of Incorporation, as amended from time to time (the “Articles”). The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without the requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers and responsibilities delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.	Membership

The Committee shall be composed of three or more directors, as determined by the Board, none of whom shall be an employee of the Company and each of whom (i) shall satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Securities Exchange Act, (ii) shall be a “non-employee director” within the meaning of Rule 16b3 of the Securities Exchange Act of 1934, as amended, (iii) shall be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iv) shall have experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee, and shall not accept directly or indirectly any consulting, advisory, or other compensatory fees (the “Compensatory Fees”) from the Company or any subsidiary thereof. For the purpose of this paragraph, the Compensatory Fees do not include: (i) fees received as a member of the Committee, the Board, or any other Board committee; or (ii) the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

In determining whether a director is eligible to serve on the Committee, the Board shall consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to such director’s ability to be independent from management in connection with the duties of a Committee member, including but not limited to, whether the director is affiliated with the Company, any subsidiary of the Company, or any affiliate of a subsidiary of the Company.

At least a majority of the members of the Committee shall satisfy the independence requirements of the Nasdaq Listing Rules within the 90-day period after the effectiveness of the Company’s registration statement on Form S-1 relating to the Company’s initial public offering (the “Effective Time”), and all of the members of the Committee shall satisfy the independence requirements of the Nasdaq Listing Rules beginning from the first anniversary of the Effective Time.

The members of the Committee, including the chairperson of the Committee (the “Chair”), shall be appointed by the Board on the recommendation of the Nomination and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board. If one Committee member ceases to be independent in accordance with the requirements of Rule 10C-1 due to circumstances beyond the member’s reasonable control, that person, with notice by the Company to Nasdaq or the applicable national security association, may remain a compensation committee member of the Company until the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the member to be no longer independent.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Articles that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least once per year and more frequently as and when the Committee deems necessary or desirable. A meeting of the Committee may be conducted in person or via telephone conference where every meeting participant can hear each other. Except as required by law, all matters shall be approved by a simple majority of all the Committee members.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management or any other person whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the chief executive officer may not be present during voting or deliberations concerning his or her compensation, and the Committee may exclude from its meetings any persons it deems appropriate, including but not limited to any non-management director who is not a member of the Committee.

The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

IV.	Duties and Responsibilities

1.            The Committee shall, at least annually, review and approve the compensation of the chief executive officer. In determining the long-term incentive component of the chief executive officer’s compensation, the Committee shall consider the Company’s performance, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the chief executive officer in past years. The Committee shall have sole authority to determine the chief executive officer’s compensation.

2.            The Committee shall, with respect to executive officers other than the chief executive officer, make recommendations to the Board concerning compensation, incentive compensation plans, and equity-based plans.

3.            The Committee shall annually review all annual bonuses, long-term incentive compensation, stock options, employee pension, and welfare benefit plans (including employee stock purchase plans, long-term incentive plans, management incentive plans and others), and with respect to each plan shall have responsibility for:

(i)            setting performance targets under all annual bonuses and long-term incentive compensation plans as appropriate;

(ii)           certifying that any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

(iii)          approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

(iv)          granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers or current employees with the potential to become the chief executive officer or an executive officer, including stock options and other equity rights (e.g., restricted stock, stock purchase rights);

(v)           approving which executive officers are entitled to awards under the Company’s stock option plan(s);

(vi)          repurchasing securities from terminated employees; and

(vii)         conducting an annual review of all compensation plans, including reviewing each plan’s administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan’s internal and external administrators if any duties have been delegated.

4.            The Committee may, in its sole discretion, retain or receive the advice from the Company’s regular legal counsel, other independent counsel, compensation and benefits consultants, and other experts or advisors (the “Compensation Advisors”) that the Committee believes to be desirable or appropriate. The Committee is not bound by the advice or recommendations of the Compensation Advisors and shall exercise its own judgment in fulfilling its responsibilities.

5.            The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of the Compensation Advisors.

6.            The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Compensation Advisors.

7.            The Committee shall select, or receive advice from the Compensation Advisors, other than in-house legal counsel, after taking into consideration the following factors:

(i)            the provision of other services to the Company by the person that employs the Compensation Advisors;

(ii)           the amount of fees received from the Company by the person that employs the Compensation Advisors, as a percentage of the total revenue of the person that employs such Compensation Advisors;

(iii)          the policies and procedures of the person that employs the Compensation Advisors that are designed to prevent conflicts of interest;

(iv)          any business or personal relationship of the Compensation Advisors with a member of the Committee;

(v)           any stock of the Company owned by the Compensation Advisors; and

(vi)          any business or personal relationship of the Compensation Advisor or the person employing the Compensation Advisors with an executive officer of the Company.

8.            The Committee shall conduct the independence assessment outlined in this Charter with respect to any Compensation Advisors, other than in-house legal counsel. Nevertheless, the Committee may select, or receive advice from, any Compensation Advisors, including ones that are not independent, after considering factors 7(i) through 7(vi) outlined above.

9.            For purposes of this Charter, the Committee is not required to conduct an independence assessment for any Compensation Advisors that act in a role limited to the following activities for which no public disclosure is required: (a) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of any executive officers or directors of the Company, and that is available generally to all salaried employees; or (b) providing information that either is not customized for a particular issuer or that is customized based on parameters that are not developed by such Compensation Advisors, and about which such Compensation Advisors does not provide advice.

10.            The Committee shall establish and periodically review policies concerning prerequisite benefits.

11.            The Committee shall periodically review the Company’s policies with respect to change of control or “parachute” payments, if any.

12.            The Committee shall manage and review executive officer and director indemnification and insurance matters.

13.            The Committee shall manage and review any employee loans in an amount equal to or greater than US$60,000.

14.            The Committee shall prepare and approve the disclosure of executive compensation for inclusion in the Company’s annual report on Form 10-K.

15.            The Committee shall on an annual basis evaluate its own performance, including its compliance with this Charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

16.            The Committee shall periodically report to the Board its findings and actions.

17.            The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Articles and applicable law and rules of the markets in which the Company’s securities then trade.

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